EXHIBIT 99.1

                                                                   Press Release

[Logo] TELULAR CORPORATION

Thursday, April 24, 2003

              Telular Corporation Announces Second Quarter Results

VERNON HILLS, IL USA--Telular Corporation (Nasdaq: WRLS)

--------------------------------------------------------------------------------

Telular Corporation reported revenue of $13.8 million for its second quarter ended March 31, 2003. Compared to the same period last year, revenue declined $5.4 million from $19.2 million. The Company reported a second-quarter net loss of $1.2 million, or $0.09 per share, compared to net income of $211 thousand, or $0.02 per share, for the same period last year.

"Fewer shipments to Mexico and generally poor worldwide economic, industry and political conditions resulted in lower shipments for the quarter," said Kenneth
E. Millard, Chairman and Chief Executive Officer.

For the first six months of its fiscal year 2003, the Company reported revenue of $39.5 million, compared to $26.4 million last year for the same period. The Company reported net income of $1.1 million, or $0.09 per share for the six-month period, compared to a net loss of $2.6 million, or $0.20 per share, for the same period last year.

Operating Details

Fixed Wireless sales of $10.7 million decreased 34% during the second quarter from the same period last year, while Wireless Alarm revenues increased 5% to $3.1 million over the same period last year.

"While revenue from Latin America fell 45% in the second quarter due to the lower shipments to Mexico, the decline was partially offset by strong results in the USA where Phonecell(R) Fixed Wireless sales increased 50% over last year," added Millard.

On a fiscal year-to-date basis, Fixed Wireless sales of $33.2 million increased 62%, or $12.7 million, compared to the same period last year. On the same basis, Wireless Alarm revenues increased 7% to $6.3 million over the same period last year.

The Company's gross margin was unchanged from last year at 29% for the second quarter. On a fiscal year-to-date basis, gross margin of 29% represents an improvement of 2 percentage points over the first half of fiscal year 2002.

Operating expenses for the second quarter declined 6 percent from last year as sales and marketing expenses declined 13% due to lower sales volume, G&A expenses declined 12% and engineering and development expenses increased 10%. The increase in engineering expense resulted from substantial investments in CDMA2000(R) 1XRTT products.

"The demand for CDMA Wireless Local Loop products has become stronger with the rollout of 1XRTT networks in key markets, including China, India, Venezuela and the USA, added Millard. Our recent investment in a CDMA technology license improves our position to provide cost effective, feature rich products for this rapidly growing market."

On a fiscal year-to-date basis, operating expenses increased 2 percent over last year.

During the second quarter, the Company used $7.4 million of cash for operations, compared to generating $250 thousand of cash from operations during the same period of last year. Through the first six months of fiscal year 2003, the Company used $1.5 million of cash for operations compared to using $5.6 million in operations during the same period of last year.

"Over $6.8 million of the cash used for operations during the second quarter related to unfavorable changes in working capital, including $4.2 million used to decrease accounts payable," said Millard.

Investor Conference Call

Telular's quarterly conference call will be held today, April 24th at 10:00 A.M. CDT. To access the teleconference, international attendees wishing to participate on the call can gain access by dialing +1-612-332-0632 at least 15 minutes prior to the start of the call. United States participants can access the call by dialing 1-888-273-9889. You may also monitor the call via webcast at www.vcall.com.

About Telular

Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Miami, London, Singapore, Mexico City, Beijing and Johannesburg. For further company information, visit Telular at http://www.telular.com.

Source: Telular Corporation
Contact: Jeffrey L. Herrmann
Executive Vice President
Telular Corporation
Phone: 847-247-9400
FAX: 847-247-0021
E-mail: jherrmann@telular.com

      Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 2002. Copies of these filings may be obtained by contacting the Company or the SEC.

                           Financial Tables Follow...

                               TELULAR CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                          AND STATEMENTS OF CASH FLOWS
                    (Dollars in thousands, except share data)

                                 BALANCE SHEETS

                                                    March 31,      September 30,
                                                      2003             2002
                                                    ---------      -------------
ASSETS                                             (Unaudited)
  Cash  and cash equivalents                         $31,646         $33,812
  Restricted cash                                         --           3,789
  Trade receivables, net of allowance
    for doubtful accounts of
    $104 at March 31, 2003 and
    September 30, 2002                                 7,241           9,613
  Inventories, net                                     9,863           7,192
  Prepaid expenses and other
    current assets                                       803             859
                                                     -------         -------
  Total current assets                                49,553          55,265

  Property and equipment, net                          2,971           3,328
  Other assets                                         2,982           3,232
                                                     -------         -------
  Total assets                                       $55,506         $61,825
                                                     =======         =======
LIABILITIES AND STOCKHOLDERS'
  EQUITY
  Current liabilities                                $ 7,850         $15,078
  Total stockholders' equity *                        47,656          46,747
                                                     -------         -------
  Total liabilities and
    stockholders' equity                             $55,506         $61,825
                                                     =======         =======

  * At March 31, 2003, 12,820,421 shares were outstanding

                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                    Six Months Ended March 31,
                                                      2003              2002
                                                   -----------      -----------
                                                   (Unaudited)      (Unaudited)

Net cash used in operating
  activities                                         $(1,508)        $(5,603)

Net cash provided by (used in)
  investing activities                                 3,505          (2,043)
                                                     -------         -------

Subtotal net cash provided by
  (used in) before financing activities              $ 1,997         $(7,646)

Net cash provided by (used in)
  financing activities                                (4,163)            906
                                                     -------         -------

Net decrease in cash and
  cash equivalents                                   $(2,166)        $(6,740)
                                                     =======         =======

                               TELULAR CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)
                                    Unaudited

                                                                        Three Months Ended March 31,
                                                                       -----------------------------
                                                                          2003               2002
                                                                       ----------         ----------

     Revenues                                                          $   13,788         $   19,217
     Cost of sales                                                          9,856             13,643
                                                                       ----------         ----------
                                                                            3,932              5,574

     Engineering and development expenses                                   1,814              1,644
     Selling and marketing expenses                                         2,085              2,410
     General and administrative expenses                                    1,182              1,344
                                                                       ----------         ----------
        Income (loss) from operations                                      (1,149)               176

     Other income (expense)                                                   (23)                35
                                                                       ----------         ----------
     Income (loss) before income taxes                                     (1,172)               211

     Income taxes, net of tax benefit                                          --                 --
                                                                       ----------         ----------
     Net income (loss)                                                 $   (1,172)        $      211
                                                                       ==========         ==========

     Net income (loss) per common share:

     Basic                                                             $    (0.09)        $     0.02
     Diluted                                                           $    (0.09)        $     0.02

     Weighted average number of common shares outstanding:

     Basic                                                             12,810,327         12,856,301
     Diluted                                                           12,810,327         13,014,722

                               TELULAR CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)
                                    Unaudited

                                                                         Six Months Ended March 31,
                                                                       -----------------------------
                                                                          2003               2002
                                                                       ----------         ----------

     Revenues                                                          $   39,542         $   26,412
     Cost of sales                                                         27,900             19,208
                                                                       ----------         ----------
                                                                           11,642              7,204

     Engineering and development expenses                                   3,496              3,209
     Selling and marketing expenses                                         4,147              4,253
     General and administrative expenses                                    2,520              2,501
                                                                       ----------         ----------
        Income (loss) from operations                                       1,479             (2,759)

     Other income (expense)                                                  (344)               140
                                                                       ----------         ----------
     Income (loss) before income taxes                                      1,135             (2,619)

     Income taxes, net of tax benefit                                          --                 --
                                                                       ----------         ----------
     Net income (loss)                                                 $    1,135         $   (2,619)
                                                                       ==========         ==========

     Net income (loss) per common share:

     Basic                                                             $     0.09         $    (0.20)
     Diluted                                                           $     0.09         $    (0.20)

     Weighted average number of common shares outstanding:

     Basic                                                             12,828,713         12,838,464
     Diluted                                                           12,978,667         12,838,464